Exhibit 99.1

200 Crossing Blvd. 8th Floor Bridgewater, NJ 08807

Press Release:

Synchronoss Technologies Announces Acquisition of NewBay

BRIDGEWATER, NJ — December 27, 2012 — Synchronoss Technologies, Inc. (NASDAQ: SNCR), the mobile innovation company that provides activation and mobile content management solutions for connected devices, today announced that it has acquired NewBay, a wholly owned subsidiary of Research in Motion Limited.  NewBay is a leader in cloud services, enabling mobile operators and service providers to deliver content experiences across connected devices such as smartphones, tablets, PC’s and TV’s.  NewBay’s cloud services are delivered to millions of user and stores billions of media files for live operator services around the world.

In consideration for the acquisition, Synchronoss paid $55.5 million in cash to Research in Motion Limited, and there was no assumption of cash or debt.  The transaction closed at the end of the fourth quarter of 2012.

“By adding NewBay’s technology assets and millions of subscribers, this transaction further establishes Synchronoss as the clear leader in providing cloud based mobile content services for mobile operators around the world.  By combining our strengths, Synchronoss will deliver the most comprehensive, scalable and secure cloud platform, and we will significantly expand our early market share leadership position,” said Stephen G. Waldis, Chief Executive Officer of Synchronoss.

Waldis added, “We are excited to bolster our international presence through the acquisition of NewBay, including a major European mobile operator in the early stages of a significant planned expansion.  Additionally, we welcome other international customers that will be new to Synchronoss.  We believe that the combination of NewBay and Synchronoss will further ensure the success of the significant cloud services launch being prepared at Verizon Wireless, which remains on schedule.”

NewBay provides an open, white label software platform that powers cloud-based services for storing, sharing, accessing and organizing digital content across any Internet connected device.  The company’s technology platform empowers customers to deliver user content services such as social networking, digital vault, photo and video albums, network address book, notification and converged messaging services.  Synchronoss’ mobile content cloud platform will be able to leverage many capabilities developed by NewBay, including those related to illicit content protection, legal intercept, copyright, antivirus and transcoding among others.  In addition, joint customers will benefit from Synchronoss’ proven track record of taking best-of-breed technologies and scaling them to the highest levels demanded by Tier 1 carriers in order to deliver a world class customer experience.

NewBay’s European customers include a group level implementation at Vodafone Group, in addition to Orange, Swisscom, T-Mobile; U.S. customers include AT&T, T-Mobile, Verizon and US Cellular; and AsiaPac customers include LG Electronics and Telstra.

Synchronoss expects the acquisition will be neutral to slightly accretive, on a non-GAAP basis, to its full year 2013 financial results.  Non-GAAP results exclude stock-based compensation expense, amortization of intangibles associated with acquisitions, non-recurring professional fees associated with closing acquisitions and the purchase accounting reduction to deferred revenue associated with acquired companies.  Additionally, for GAAP purposes, Synchronoss expects to incur a restructuring charge in the first quarter of 2013 related to the acquisition of NewBay.

The company will provide additional financial details related to the NewBay acquisition on its fourth quarter 2012 financial results conference call, which is expected to occur in early February.  At this time, the company will also provide revenue and profitability expectations, including contribution from NewBay, for both the first quarter and full year 2013.  Additionally, Synchronoss plans to host its first analyst and investor day at the company’s headquarters in New Jersey during mid-February.  Details for both the fourth quarter financial results conference call and analyst and investor day will be issued in subsequent press releases.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the mobile innovation company that provides software-based activation and mobile content management solutions for connected devices across the globe. The company’s proven and scalable technology solutions allow customers to connect, synchronize and activate connected devices and services that empower enterprises and consumers to live in a connected world. For more information visit us at:

Web:	www.synchronoss.com

Blog:	http://blog.synchronoss.com

Twitter:	http://twitter.com/synchronoss

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans, ” “believes,” “seeks,” “estimates,” “aims ” “outlook” or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2011 and other documents filed with the U.S. Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Synchronoss and the Synchronoss logo, are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

SOURCE: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.

Investor:

Brian Denyeau, 646-277-1251

investor@synchronoss.com

or

Media:

Stacie Hiras, 908-547-1260

Stacie.hiras@synchronoss.com